Exhibit 99.1

Altair Nanotechnologies Reports Third Quarter 2009 Financial Results

RENO, Nev. – November 5, 2009 – Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), a provider of energy storage systems for clean, efficient power and energy management, today reported financial results for the third quarter ended September 30, 2009.

For the quarter ended September 30, 2009, the Company reported revenues of $1.7 million, down from $1.8 million for the same period in 2008.  The net loss was $3.3 million, or three cents per share, compared to a net loss of $9.1 million, or 11 cents per share, for the third quarter of 2008. The basic and diluted weighted average shares outstanding for the quarter were 105.1 million, compared to 84.6 million reported in the third quarter of 2008.

Operating expenses of $5.9 million for the third quarter of 2009 were $5.2 million less than the operating expenses of $11.1 million for the third quarter of 2008.  The third quarter of 2008 contained the one-time settlement expense of $3.6 million with Al Yousuf LLC.  and higher research and development costs associated with the number of grants being worked on in 2008 compared to 2009.  Additionally, we had reduced spending associated with the former Life Sciences and Performance Materials groups in 2009 than we did in 2008.

The Company’s cash and cash equivalents decreased by $4.1 million, from $28.1 million at December 31, 2008 to $23.9 million at September 30, 2009. This is due primarily to net cash used in operations of approximately $18.1 million, $4.8 million of which was for increased product inventories; investing activities primarily consisting of purchases of fixed assets of approximately $0.6 million offset by $2.0 million received from the sale of our Spectrum common stock; and financing activities that include payment of notes payable of $0.6 million offset by $12.8 million of proceeds relating to the issuance of common shares in May 2009.

The Company’s cash burn rate has been higher throughout the first three quarters of 2009 than it was in the second half of 2008 as the Company has been building up inventory of component parts with three to six month lead times in anticipation of sales later this year and in early 2010. We expect our cash burn rate to slow in the fourth quarter of 2009 as the Company believes it now has adequate levels of components in inventory.  Product inventories are higher by $3.6 million and prepaid expenses by $1.2 million from their respective December 31, 2008 balances.  The increase in prepaid expenses results almost entirely from a partial payment on the purchase of battery cells from the Company’s Korean cell manufacturer.

“We have experienced an increased level of customer requests for quotes in the past couple of months” said Dr. Terry Copeland, Altairnano’s president and CEO. “In addition, we anticipate that potential order activity will begin to gain traction as we enter into 2010.  Given the importance of establishing this revenue stream and having referenceable customers for other prospects to speak with, we need to be able to move expeditiously once we have these initial firm orders.”

During the third quarter Altairnano received the final signed contracts for both the $3.8 million Office of Naval Research phase 2 development program, and the Department of Defense supported $1.8 million nanosensor project.  The Company will perform work on both of these contracts during the fourth quarter and into the first half of 2010.

ALTAIR NANOTECHNOLOGIES REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

As payment for Spectrum Pharmaceuticals achieving certain past milestones as specified in its contract with the Company, Altairnano was carrying shares of Spectrum stock with a cost basis of $1.1 million on its balance sheet.  As a result of the increasing share price for this stock during the third quarter of 2009, the Company sold these shares for $2.0 million realizing a gain of $900,000.  Altairnano also reached agreement with Spectrum to modify its existing contract to assign ownership of all patent rights associated with RenazorbTM and RenalanTM compounds to Spectrum.  Under the terms of the agreement, the Company received $750,000 in Spectrum restricted common stock and a right to future royalties and milestone payments upon completion of certain specified events.

Third Quarter 2009 Conference Call
Altairnano will hold a conference call to discuss its third quarter 2009 results on Thursday, November 5, 2009 at 11:00 a.m. Eastern Standard Time (EST). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 719-325-2117. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

An audio replay of the conference call will be available from 12:00 p.m. EST, Thursday, November 5, until Midnight EST, November 12, 2009. It can be accessed by dialing +1 719-457-0820 and entering conference number 1046971.

Additionally, the conference call and replay will be available online, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Going beyond lithium ion, Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include battery cells for military artillery, battery packs for hybrid vehicles and energy storage systems for large-scale stationary power services. For more information please visit Altairnano at www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any the early-stage products of the Company will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that customers or prospective customers will not use or purchase products as represented to us or otherwise expected for various reasons, including a buyer’s purchasing of a competing product, absence of agreement over pricing or a buyer’s absence of capital to purchase products; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; that costs associated with the proposed products may exceed revenues; and that, due to unexpected expenses not accompanied by offsetting revenue, the Company’s use of cash in its operations may exceed budgeted levels.  In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, grants, testing agreements, and licensing agreements to fund its testing, development and ongoing operations. In addition, other risks are identified in the Company's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Company expectations or results or any change in events.

ALTAIR NANOTECHNOLOGIES REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

For Additional Information:

Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310-541-6824
therbert@cleantech-ir.com

Media Relations:
Jeff Brunings
Director, Strategic Marketing
Altair Nanotechnologies, Inc.
775-856-2500
mediarelations@altairnano.com

Tables Follow

ALTAIR NANOTECHNOLOGIES REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$23,939	$28,088
Restricted cash	1	-
Investment in available for sale securities	766	-
Accounts receivable, net	620	955
Product inventories	3,715	98
Prepaid expenses and other current assets	1,838	572
Total current assets	30,879	29,713

Investment in available for sale securities	3,277	3,174

Property, plant and equipment, net held and used	10,729	11,637

Property, plant and equipment, net held and not used	1,823	2,377

Patents, net	572	636

Other assets	500	534

Total Assets	$47,780	$48,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$1,625	$749
Accrued salaries and benefits	1,789	1,361
Accrued warranty	33	36
Accrued liabilities	763	765
Current portion of long-term debt	925	736
Total current liabilities	5,135	3,647

Long-term debt, less current portion	41	608

Stockholders' equity
Common stock, no par value, unlimited shares authorized;
105,519,855 and 93,143,271 shares issued and
outstanding at September 30, 2009 and December 31, 2008	188,525	180,105
Additional paid in capital	10,735	5,378
Accumulated deficit	(156,987)	(140,892)
Accumulated other comprehensive loss	(611)	(1,873)
Total Altair Nanotechnologies, Inc’s stockholders’ equity	41,662	42,718
Noncontrolling interest in subsidiary	942	1,098
Total stockholders' equity	42,604	43,816

Total liabilities and stockholders' equity	$47,780	$48,071

ALTAIR NANOTECHNOLOGIES REPORTS 2009 THIRD QUARTER FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
License fees	$750	$-	$750	$-
Product sales	409	166	662	555
Less sales returns	-	-	(183)	-
Commercial collaborations	122	129	888	1,642
Contracts and grants	386	1,507	449	2,577
Total net revenues	1,667	1,802	2,566	4,774
Operating expenses
Cost of sales - product	171	59	519	138
Cost of sales - warranty and inventory reserves	68	-	68	(2,865)
Research and development	2,219	3,320	7,516	13,690
Sales and marketing	761	661	1,969	2,096
Notes receivable extinguishment	-	-	-	1,722
Settlement and release	-	3,605	-	3,605
General and administrative	2,001	2,756	7,598	8,459
Depreciation and amortization	686	724	2,093	1,937
Total operating expenses	5,906	11,125	19,763	28,782
Loss from operations	(4,239)	(9,323)	(17,197)	(24,008)
Other income (expense)
Interest expense	(61)	(23)	(92)	(73)
Interest income	38	180	157	810
Realized gain on investment	868	-	850	-
Gain/(Loss) on foreign exchange	-	(1)	(2)	(5)
Total other income, net	845	156	913	732

Net loss	(3,394)	(9,167)	(16,284)	(23,276)

Less: Noncontrolling interests’ share	78	56	189	216

Net loss attributable to Altair Nanotechnologies, Inc.	$(3,316)	$(9,111)	$(16,095)	$(23,060)

Loss per common share - basic and diluted	$(0.03)	$(0.11)	$(0.16)	$(0.27)

Weighted average shares - basic and diluted	105,089,234	84,635,878	98,521,157	84,448,743